Exhibit 5

[LETTERHEAD OF BLANK ROME LLP]

September 15, 2009

iCAD, Inc.
89 Spit Brook Road, Suite 100
Nashua, New Hampshire 03062

Gentlemen:

You have requested our opinion with respect to the offer and sale by you, iCAD, Inc., a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to 3,000,000 shares of the Company's common stock (the “2007 Plan Shares”), issuable upon exercise of options granted or to be granted or pursuant to the grant of other stock-based awards (collectively, the “Plan Awards”) eligible for grant under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”).

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed.  With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.  Where factual matters relevant to such opinion were not independently established, we have relied upon representations of officers of the Company.

Based upon the foregoing, it is our opinion that the 2007 Plan Shares when sold, paid for and issued as contemplated by the Registration Statement and the terms of the 2007 Plan and the Plan Awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP